Exhibit 99.1

B&G Foods Declares Regular Quarterly Dividend

— Also Increases Stock and Debt Repurchase Program —

PARSIPPANY, N.J., May 6, 2009 — B&G Foods, Inc. (NYSE: BGS, BGF), a manufacturer and distributor of high quality, shelf-stable foods, announced today that its Board of Directors has declared a regular quarterly cash dividend of $0.17 per share of Class A common stock, payable on July 30, 2009 to holders of record as of June 30, 2009.

Cash payments to holders of the Company’s Enhanced Income Securities (EISs), which will include the quarterly cash dividend payment of $0.17 per share on the underlying Class A common stock and an interest payment of $0.2145 per EIS on the underlying 12% senior subordinated notes to holders of record as of June 30, 2009, will aggregate $0.3845 per EIS.

The Company also announced that its Board of Directors has approved an increase to B&G Foods’ previously authorized stock and debt repurchase program.  The terms of the expanded program permits B&G Foods to repurchase up to an aggregate of $25.0 million of the Company’s Class A common stock and/or 8% senior notes through May 3, 2010.  The Company’s existing stock and debt repurchase program had previously authorized the repurchase of up to $10.0 million of the Company’s Class A common stock and/or 8% senior notes.  Since the program’s inception in October 2008, the Company has repurchased 763,931 shares of Class A common stock at an aggregate price of $3.5 million.

David L. Wenner, President and Chief Executive Officer of B&G Foods, stated, “The declaration of a 19th consecutive quarterly dividend and the increase to our stock and debt repurchase program emphasizes the confidence that management and the Board of Directors has in the Company’s prospects for the future and our continued ability to generate strong cash flows.  We continue to believe that at current market prices, repurchasing our Class A common stock and/or senior notes represents an attractive investment opportunity and is an excellent use of our excess cash from operations to increase stockholder value.”

Under the authorization, the Company may purchase shares of Class A common stock and/or senior notes from time to time in the open market or in privately negotiated transactions in compliance with the applicable rules and regulations of the Securities and Exchange Commission.  The timing and amount of such repurchases, if any, will be at the discretion of management, and will depend on available cash, market conditions and other considerations.  Therefore, there can be no assurance as to the number of shares that will be repurchased under the stock and debt repurchase program, or the aggregate dollar amount of the shares or principal amount of senior notes, if any, repurchased.  The Company may suspend or discontinue the program at any time without prior notice.  Any shares repurchased pursuant to the program will be retired.  Likewise, any senior notes repurchased will be cancelled.

As of May 1, 2009, the Company currently has 36,033,057 shares of Class A common stock outstanding, 18,118,944 of which trade separately and 17,914,113 of which trade as part of EISs.  The Company currently has $240.0 million of senior notes outstanding.  In general, the Company’s credit agreement prohibits the Company from repurchasing its 12% senior subordinated notes.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods across the United States, Canada and Puerto Rico.  B&G Foods’ products include hot cereals, fruit spreads, canned meats and beans, spices, seasonings, marinades, hot sauces, wine vinegar, maple syrup, molasses, salad dressings, Mexican-style sauces, taco shells and kits, salsas, pickles, peppers and other specialty food products.  B&G Foods competes in the retail grocery, food service, specialty, private label, club and mass merchandiser channels of distribution. Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Brer Rabbit, Cream of Rice, Cream of Wheat, Emeril’s, Grandma’s Molasses, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Ortega, Polaner, Red Devil, Regina, Sa-són, Trappey’s, Underwood, Vermont Maid and Wright’s.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  The forward-looking statements contained in this press release include without limitation statements related to the Company’s ability to generate sufficient cash flow to continue paying dividends, the Company’s belief that the stock and debt repurchase program is an excellent use of the Company’s excess cash from operations to increase stockholder value, the Company’s plan to repurchase shares of Class A common stock and/or senior notes, and the future prospects of the Company.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for fiscal 2008 filed on March 5, 2009.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations: ICR, Inc. Don Duffy 866-211-8151	Media Relations: ICR, Inc. Matt Lindberg 203-682-8214